EXHIBIT 5.1

December 17, 2012

Z Trim Holdings, Inc.
1011 Campus Drive
Mundelein, Illinois 60060

Re:  Incentive Compensation Plan

Ladies and Gentlemen:

We are providing this opinion in connection with the registration statement of Z Trim Holdings, Inc. (the “Company”) on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed issuance by the Company of up to an aggregate of 18,000,000 shares of common stock, par value $0.00005 per share, of the Company (the “Shares”) that remain issuable pursuant to the Incentive Compensation Plan (the “Plan”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined (i) the Registration Statement; (ii) the Company’s Articles of Incorporation and Bylaws, each as amended to date; (iii) the Plan; (iv) the corporate proceedings relating to the adoption of the Plan and the issuance of the Shares pursuant to the Plan; and (v) such other documents and records as we have deemed necessary in order to render this opinion.  In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

In rendering the opinion set forth below, we have assumed that:  (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity; and (vi) the Registration Statement will have become effective and comply with all applicable laws.

We do not express any opinion as to the laws of any jurisdiction other than the laws of the United States of America and the corporate laws of the State of Illinois, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective under the Act; and  (ii)  such Shares have been delivered and paid for in accordance with the terms and conditions of the Plan for consideration constituting lawful consideration under Illinois law, the issuance and sale of such Shares will have been duly authorized, and such Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement.  In the giving of our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP